Consent of Independent Public Accountants

To: Greentree Software, Inc.

     As independent public accountants, we hereby consent to the use of our report for the year ended May 31, 1994 included in the prospectus and to the reference to our firm under the heading "Experts" therein.

                                           [Signature of Rogoff & Company, P.C.]

New York, New York
May 15, 1996